UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

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Concrete Pumping Holdings, Inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

February 28, 2020

Dear Fellow Stockholders,

It is my pleasure to invite you to attend Concrete Pumping Holdings, Inc.’s 2020 Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, April 22, 2020 at 10:00 a.m. (ET), at Concrete Pumping Holdings, Inc.’s corporate office located at 500 E. 84th Avenue, Suite A-5, Thornton, Colorado 80229. At the Annual Meeting, our stockholders will be asked:

1.	To elect the four Class II Director nominees;

2.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for our 2020 fiscal year; and

3.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

We know of no other matters to come before the Annual Meeting. Only stockholders of record at the close of business on February 28, 2020 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement and to submit your proxy card or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the accompanying proxy card. Please read the enclosed information carefully before submitting your proxy.

Your vote is important. Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

We appreciate the confidence you have placed in us through your investment in us, and we look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors,

David A.B. Brown Chairman of the Board of Directors

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 22, 2020

This Proxy Statement and our Annual Report for the fiscal

year ended October 31, 2019 are available on our website at www.concretepumpingholdings.com under “Investors”

500 E. 84th Avenue, Suite A-5

Thornton, Colorado 80229

(303) 289-7497

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Information About Attending the Annual Meeting

The 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Concrete Pumping Holdings, Inc. (the “Company,” “we,” “us” or “our”) will be held on Wednesday, April 22, 2020, at 10:00 a.m. (ET), at the Company’s corporate office located at 500 E. 84th Avenue, Suite A-5, Thornton, Colorado 80229. The doors to the meeting room will open for admission at 9:30 a.m. (ET). Directions to the meeting location are posted on our website located at www.concretepumpingholdings.com. This Proxy Statement will first be sent to stockholders on or about March 13, 2020.

Proof of stock ownership and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own shares of Concrete Pumping Holdings, Inc.’s common stock as of the close of business on February 28, 2020 (the “Record Date”) will be entitled to attend and vote at the Annual Meeting. If you are a stockholder of record as of the Record Date and you plan to attend the Annual Meeting, please save your proxy card and bring it to the Annual Meeting as your admission ticket. If you plan to attend the meeting but your shares are not registered in your name, you must bring evidence of stock ownership as of the Record Date, which you may obtain from your bank, stockbroker or other adviser, to be admitted to the meeting. No cameras, recording devices or large packages will be permitted in the meeting room.

Under appropriate circumstances, we may provide assistance or a reasonable accommodation to attendees of the Annual Meeting who require assistance to gain access to the meeting or to receive communications made at the meeting. If you would like to request such assistance or accommodation, please contact us at (303) 289-7497 or at Concrete Pumping Holdings, Inc., 500 E. 84th Avenue, Suite A-5, Thornton, Colorado 80229. Please note that we may not be able to accommodate all requests.

Information About this Proxy Statement

Why You Received this Proxy Statement.    You have received these proxy materials because our board of directors (the “Board of Directors”) is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares.

Electronic Access to Proxy Statement and Annual Report.    This Proxy Statement and our Annual Report for the fiscal year ended October 31, 2019 (the “Annual Report”) are available on the Company’s website at www.concretepumpingholdings.com under “Investors.” Instead of receiving paper copies of the Annual Report and Proxy Statement in the mail, stockholders can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Beneficial Owners. If you hold your shares in a brokerage account, you may also have the ability to receive copies of the Proxy Statement and Annual Report electronically. Please check the information provided in the proxy materials that your bank, broker or other holder of record sent to you regarding the availability of electronic delivery.

Information About Voting

Stockholders can vote in person at the Annual Meeting or by proxy. There are two ways to vote by proxy:

•  By Internet—You can vote over the Internet by accessing the Internet website specified in the accompanying proxy card or voting instruction form and following the instructions provided to you; or

•  By Mail—You can vote by mail by signing, dating and mailing the accompanying proxy card to the address provided therein.

Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (ET) on April 21, 2020. We encourage you to submit your proxy as soon as possible (by Internet or by mail) even if you plan to attend the meeting in person.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record as to how to vote your shares. You must follow the instructions of the holder of record in order for your shares to be voted. Internet voting may also be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors unless you have given your broker specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, any or none of the nominees for director and whether your shares should be voted for or against each of the other proposals. If you sign and return the proxy card without indicating your instructions, your shares will be voted as follows:

• FOR the election of all four Class II Directors nominees;

• FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our 2020 fiscal year; and

• For or against any other matter properly presented before the meeting, in the discretion of the proxies.

You may revoke or change your proxy before the meeting for any reason by (1) if you are a registered stockholder (or if you hold your shares in “street name” and have a proper legal proxy from your broker), voting in person at the Annual Meeting, (2) submitting a later-dated proxy online (your last vote before the meeting begins will be counted), or (3) sending a written revocation that is received before the Annual Meeting to the Corporate Secretary of the Company, c/o Concrete Pumping Holdings, Inc. 500 E. 84th Avenue, Suite A-5, Thornton, Colorado 80229.

Each share of our common stock and preferred stock is entitled to one vote (except that holders of preferred stock may not vote on the election of directors). As of the Record Date, there were 58,250,165 shares of our common stock and 2,450,980 shares of our preferred stock outstanding.

Quorum Requirement

A quorum is necessary to hold a valid meeting. The holders of a majority in voting power of the outstanding capital stock entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum. Abstentions and broker “non-votes” are counted as present for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a bank or broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Banks and brokers will have discretionary voting power for the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our 2020 fiscal year (Proposal 2), but not for voting on the election of the Class II Director nominees (Proposal 1).

Required Votes for Action to be Taken

Four Class II Directors have been nominated for election to our Board of Directors at the Annual Meeting. Our Amended and Restated Bylaws (the “Bylaws”) provide that directors shall be elected by a plurality of the votes of the shares present and entitled to vote on the election of such directors. This means that the four Class II director nominees receiving the highest number of “FOR” votes cast will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election.

For the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm, the approval requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on such matter. Abstentions will have the effect of voting against this proposal. The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.

Brokers and custodians cannot vote uninstructed shares on your behalf in director elections. For your vote to be counted, you must submit your voting instruction form to your broker or custodian.

Proposal		Votes required for approval	Abstentions	Broker Uninstructed shares (Broker non-votes)
1.	Election of the four Class II Director nominees	A plurality of the votes cast (the four nominees receiving the highest number of “FOR” votes cast will be elected)	No impact	No impact
2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our 2020 fiscal year	Majority of shares present in person or represented by proxy and entitled to vote	Same as a vote “Against”	Voted in the broker’s discretion

Other Business to be Considered

Our Board of Directors does not intend to present any business at the Annual Meeting other than the proposals described in this Proxy Statement and knows of no other matters that are likely to be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, your proxies will act on such matter in their discretion.

Information About the Company

Industrea Acquisition Corp. (“Industrea”) was incorporated as a blank check company on April 7, 2017 as a Delaware corporation, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We were incorporated on August 29, 2018 as a Delaware corporation solely for the purpose of effectuating the business combination (the “Business Combination”) with a private operating company formerly called Concrete Pumping Holdings, Inc. (“CPH”) and Industrea, which was consummated on December 6, 2018 (the “Closing”). Upon the Closing, we acquired CPH and Industrea, and Industrea’s outstanding warrants were assumed by us and became exercisable for shares of our common stock on the same terms as were contained in such warrants prior to the Business Combination. In connection with the Closing, we changed our name from “Concrete Pumping Holdings Acquisition Corp.” to “Concrete Pumping Holdings, Inc.”

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors consists of twelve directors and is divided into three classes, with only one class of directors being elected in each year and each class serving a three-year term. Effective upon the Closing, each of Heather L. Faust, David G. Hall and Iain Humphries were elected by Industrea’s stockholders to serve as Class I directors; each of Brian Hodges, John M. Piecuch and Howard D. Morgan were elected by Industrea’s stockholders to serve as Class II directors; and each of David A.B. Brown, Tariq Osman and Bruce Young were elected by Industrea’s stockholders to serve as Class III directors. Pursuant to the terms of the rollover agreement, dated as of September 7, 2018 (the “Non-Management Rollover Agreement”), BBCP Investors, LLC (“Peninsula”) designated each of M. Brent Stevens, Matthew Homme and Raymond Cheesman to serve on our Board of Directors. Pursuant to that certain stockholders agreement, dated as of December 6, 2018 and amended on April 1, 2019 (the “Stockholders Agreement”), by and between the Company, CFLL Holdings, LLC (formerly known as CFLL Sponsor Holdings, LLC and Industrea Alexandria LLC) (“CFLL Sponsor” or the “Sponsor”), and the other parties thereto, Peninsula has nomination rights with respect to: (i) one director for as long as Peninsula beneficially owns more than 5% and up to 15% of the issued and outstanding shares of common stock as of December 6, 2018; (ii) two individuals for as long as Peninsula beneficially owns more than 15% and up to 25% of the issued and outstanding shares of common stock as of December 6, 2018; and (iii) three directors for as long as Peninsula owns more than 25% of the issued and outstanding shares of common stock as of December 6, 2018. If Peninsula’s beneficial ownership falls below one of these thresholds, Peninsula’s nomination right in respect of such threshold will permanently expire. On December 9, 2018, in connection with Peninsula’s designation of each of Raymond Cheesman, Matthew Homme and M. Brent Stevens to serve on our Board of Directors pursuant to the Non-Management Rollover Agreement, the size of our Board of Directors was increased from nine to twelve members, and our Board of Directors appointed Mr. Homme to serve as a Class I director, Mr. Cheesman to serve as a Class II director and Mr. Stevens to serve as a Class III director.

As such, our directors are currently divided among the three classes as follows:

•  The Class I directors are Heather L. Faust, David G. Hall, Iain Humphries and Matthew Homme, with terms expiring at our annual meeting of stockholders to be held in 2022;

•  The Class II directors are Brian Hodges, John M. Piecuch, Howard D. Morgan and Raymond Cheesman, with terms expiring at the Annual Meeting; and

•  The Class III directors are David A.B. Brown, Tariq Osman, Bruce Young and M. Brent Stevens, with terms expiring at our annual meeting of stockholders to be held in 2021.

Director Independence

Nasdaq listing standards require that a majority of our Board of Directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of our Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors conducts an annual assessment of the independence of each member of our Board of Directors, taking into consideration all relationships between us and/or our officers, on the one hand, and each director on the other, including the director’s commercial, economic, charitable and family relationships, and such other criteria as our Board of Directors may determine from time to time. Our Board of Directors has determined that Ms. Faust and Messrs. Hall, Hodges, Piecuch, Morgan, Brown, Osman, Cheesman and Homme, being a majority of the directors on the Board, are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules.

Board Leadership Structure

Our Board of Directors does not have a policy regarding separation of the roles of Chief Executive Officer and Chairman of the Board of Directors. The Board of Directors believes it is in our best interests to make that determination based on circumstances from time to time. Currently, neither our Chairman nor our Vice Chairman of the Board is an officer of the Company. The Chairman of the Board of Directors chairs the meetings of our Board of Directors and meetings of our stockholders, with input from the Vice Chairman and the Chief Executive Officer. The Vice Chairman works with the Chief Executive Officer to develop and gain approval from the Board of Directors of the growth strategy of Concrete Pumping and works with the Chief Executive Officer and Chief Financial Officer in coordinating our activities with key external stakeholders and parties. These activities include corporate governance matters, investor relations, financing and mergers and acquisitions. Our Board of Directors believes that this structure, combined with our corporate governance policies and processes, creates an appropriate balance between strong and consistent leadership and independent oversight of our business.

Our Board of Directors believes that our current leadership structure and the composition of our Board of Directors protect stockholder interests and provide adequate independent oversight, while also providing outstanding leadership and direction for our Board of Directors and management.

The independent directors of the Board of Directors, and each committee of the Board of Directors (of which all are comprised of independent directors), meet in executive sessions, without management present, during each regularly scheduled Board or committee meeting and are active in the oversight of the Company. Each independent director has the ability to add items to the agenda for Board meetings or raise subjects for discussion that are not on the agenda for that meeting. In addition, our Board of Directors and each committee of the Board of Directors has open access to members of management and the authority to retain independent legal, financial and other advisors as they deem appropriate.

Policies and Procedures for Related Person Transactions

Our Code of Ethics requires us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our Board (or the appropriate committee of our Board) or as disclosed in our public filings with the SEC. Under the Code of Ethics, conflict of interest situations include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company.

In addition, our Audit Committee, pursuant to its charter, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of our Audit Committee present at a meeting at which a quorum is present is required to approve a related party transaction. A majority of the members of our entire Audit Committee constitutes a quorum. Without a meeting, the unanimous written consent of all of the members of our Audit Committee is required to approve a related party transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Our Audit Committee reviews on a quarterly basis all payments that were made to our officers or directors or our or their affiliates.

Role of the Board of Directors in Risk Oversight

Members of the Board of Directors have an active role as a whole and also at the Board committee level, in overseeing management of the Company’s risk. While the Board of Directors is ultimately responsible for overall risk oversight at our Company, our four Board committees assist the full Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee has primary responsibility for reviewing and discussing the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled, and for monitoring the Company’s major financial risk exposures and the steps the Company has taken to monitor and control such exposures, including the maintenance and monitoring of a whistleblower hotline. In connection with its risk assessment and management responsibilities, the Audit Committee oversees risks related to cybersecurity and other risks relevant to our computerized information system controls and security. The Audit Committee also is charged with overseeing risks with respect to our related party transaction policy as noted above, and with any potential conflicts of interest with directors and director nominees. The Compensation Committee is charged with ensuring that our compensation policies and procedures do not encourage risk taking in a manner that would have a material adverse impact on the Company. The Corporate Governance and Nominating Committee is charged with overseeing the process of conducting management succession planning and management development. Each Committee reports its findings to the full Board of Directors for consideration.

Communications with the Board of Directors

If our stockholders or other interested parties wish to contact any member of our Board of Directors, they may write to the Board of Directors or to an individual director in care of the Corporate Secretary at Concrete Pumping Holdings, Inc., 500 E. 84th Avenue, Suite A-5, Thornton, Colorado 80229. Relevant communications will be distributed to the Board of Directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board of Directors will not be forwarded, such as business solicitations or advertisements, junk mail, mass mailings and spam, new product or services suggestions, product or services complaints or inquiries, resumes and other forms of job inquiries, or surveys. In addition, material that is threatening, illegal or similarly unsuitable will be excluded. Any communication that is screened as described above will be made available to any director upon his or her request.

Process for Recommending or Nominating Potential Director Candidates

Subject to the rights provided under the Stockholders Agreement, the Corporate Governance and Nominating Committee is responsible for recommending nominees for Board membership to fill vacancies or newly created positions, and for recommending the persons to be nominated for election at the Annual Meeting. In connection with the selection and nomination process, the Corporate Governance and Nominating Committee reviews the desired experience, skills, diversity and other qualities to ensure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board of Directors. In connection with the process of nominating incumbent directors for re-election to the Board, the Corporate Governance and Nominating Committee also considers the director’s tenure on and unique contributions to the Board of Directors.

The Corporate Governance and Nominating Committee may retain, as appropriate, search firms to assist in identifying qualified director candidates. The Corporate Governance and Nominating Committee will generally look for individuals who have displayed high ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties.

The Corporate Governance and Nominating Committee continually reviews Board composition and potential additions while striving to maintain and grow a diverse and broad skill set that complements the business. The Corporate Governance and Nominating Committee may consider certain factors related specifically to our business when considering a potential candidate, including, but not limited to:

•	Knowledge of the concrete pumping and waste management industries;

•	Accounting or related financial management expertise;

•	Experience executing growth and merger and acquisition strategies, to support the strategic plan for the Company;

•	International exposure and diversity of cultural background and experience with global markets, because the Company has international operations; and

•	Leadership experience at an executive level with understanding of the development and implementation of strategies.

The Corporate Governance and Nominating Committee has not assigned specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In the evaluation of potential new candidates, the Corporate Governance and Nominating Committee considers each candidate’s qualifications in light of the then-current mix of Board attributes, including diversity. Continuing directors are evaluated by the Corporate Governance and Nominating Committee in the same way, including the continuing director’s past contributions to the Board of Directors in such evaluation.

Although the Board of Directors does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, to help ensure that the Board of Directors remains aware of and responsive to the needs and interests of our customers, stockholders, employees and other stakeholders, the Board of Directors believes it is important to identify qualified director candidates that would increase the gender, racial, ethnic and/or cultural diversity of the Board of Directors. Accordingly, the Corporate Governance and Nominating Committee makes an effort when nominating new directors to ensure that the composition of the Board of Directors reflects a broad diversity of experience, profession, expertise, skill, and background, including gender, racial, ethnic, and/or cultural diversity. Nominees are not discriminated against on the basis of gender, race, religion, national origin, disability or sexual orientation. The Board of Directors and the Corporate Governance and Nominating Committee are committed to actively seeking female and minority candidates to join the Board of Directors.

Stockholders may recommend individuals to the Board of Directors for nomination and also have the right under our Bylaws to nominate directors. Stockholders may recommend individuals to the Board of Directors for consideration as potential director candidates by submitting candidates’ names, appropriate biographical information (including age, business address and residence address, principal occupation or employment and relevant experience), the class or series and number of shares of capital stock of the Company which are directly or indirectly owned beneficially or of record by the candidate, the date such shares were acquired and the investment intent of such acquisition, and any other information relating to the candidate that would be required to be disclosed in a proxy statement or other similar filing to the principal executive offices of the Company at:

Corporate Secretary

c/o Concrete Pumping Holdings, Inc.

500 E. 84th Avenue, Suite A-5

Thornton, Colorado 80229

Assuming the appropriate information has been provided, the Board of Directors will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election to the Board of Directors, then his or her name will be included in the proxy statement for the next annual meeting of stockholders.

In order for stockholders to nominate director candidates under our Bylaws, our Bylaws require that the Company be given advance written notice of stockholder nominations for election to the Board of Directors. Such nomination must contain the information required by our Bylaws with respect to the nominee and the stockholder. To be timely, a stockholder’s notice must be delivered to the Company’s Corporate Secretary, in the case of an annual meeting, not earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting.

Succession Planning and Management Development

The Board of Directors supports the development of the Company’s executive talent, especially the Chief Executive Officer and the senior leaders of the Company, because continuity of strong leadership at all levels of the Company is part of the Board’s mandate for delivering strong performance to stockholders. To further this goal, the executive talent development and succession planning process is overseen by the Corporate Governance and Nominating Committee pursuant to its charter. The Corporate Governance and Nominating Committee is charged with developing and recommending to the Board of Directors the approval of a succession plan for the Chief Executive Officer. The Corporate Governance and Nominating Committee also is responsible for implementing the succession plan by developing and evaluating potential candidates for executive positions, and periodically reviewing the succession plan.

The Compensation Committee also indirectly supports the succession planning process through its annual approval of compensation targets and achievement of goals for incentive compensation payments.

Code of Business Conduct and Ethics

We maintain a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our directors, executive officers and employees. Our Code of Ethics is posted on our corporate website at www.concretepumpingholdings.com and can be accessed by clicking on the “Investors” link followed by the “Corporate Governance” link and finally the "Governance Documents" link. Any amendments to or waivers of our Code of Ethics relating to our directors or executive officers that is required to be disclosed also will be posted on our website. Information appearing on our website is not incorporated by reference into this Proxy Statement. We have designated our Chief Executive Officer and Chief Financial Officer as compliance officers who oversee our ethics and compliance program and provide regular reports to the Audit Committee and Corporate Governance and Nominating Committee on the program’s effectiveness and the status of any reports or complaints made under the Code of Ethics reporting procedures.

Availability of Committee Charters and SEC Filings

We believe that the charters adopted by the Audit, Compensation and Corporate Governance and Nominating Committees comply with applicable corporate governance rules of Nasdaq. These charters are available on our website at www.concretepumpingholdings.com and can be accessed by clicking on the “Investors” link followed by the “Corporate Governance” link. Information appearing on our website is not incorporated by reference into this Proxy Statement.

DIRECTOR COMPENSATION

During fiscal year 2019, each Director who was not an officer of the Company (“Non-Employee Director”) earned an annual retainer in the amount of $100,000. In addition, the Chairperson (David A.B. Brown), Vice Chairperson (Tariq Osman), Audit Committee Chairperson (John Piecuch), and Compensation Committee Chairperson (Brian Hodges) received an additional retainer of $50,000 for these services (for a total retainer of $150,000). This is the only compensation paid to our Directors and no other material arrangements are present.

The following table sets forth information regarding the compensation of the Company's Non-Employee Directors for the fiscal year ended October 31, 2019. The two Directors (Messrs. Young and Humphries) who are executive officers receive no compensation for serving as Directors in addition to their compensation received as executive officers.

Name	Fees Earned or Paid in Cash(1)	Total
David A.B. Brown	$135,000	$135,000
Raymond Cheesman	$90,000	$90,000
David G. Hall	$90,000	$90,000
Matthew Homme	$90,000	$90,000
Brian Hodges	$135,000	$135,000
Howard D. Morgan	$90,000	$90,000
Tariq Osman	$135,000	$135,000
John Piecuch	$135,000	$135,000
Brent Stevens	$90,000	$90,000
Heather L. Faust	$90,000	$90,000

(1)

The Director Compensation is only for the Successor Period from December 6, 2018 through October 31, 2019 in conjunction with the Business Combination. The Company did not pay any of its Non-Employee Directors prior to the consummation of the Business Combination.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board has established the following committees: an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”), a corporate governance and nominating committee (the “Corporate Governance and Nominating Committee”) and an indemnification committee (the “Indemnification Committee”). Each of the committees reports to the Board. Members serve on these committees until their resignation or until otherwise determined by our Board. The composition, duties and responsibilities of these committees are set forth below.

Our Board of Directors has affirmatively determined, upon recommendation of the Corporate Governance and Nominating Committee, that all of the members of our Audit, Compensation and Corporate Governance and Nominating Committees are independent as defined under the Nasdaq listing standards. The Board of Directors also has determined that all members of the Audit Committee meet the independence requirements contemplated by the Nasdaq listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in determining the independence of all members of our Compensation Committee, the Board of Directors took into account the additional independence considerations required by the Nasdaq listing rules and Rule 10C-1 of the Exchange Act relating to Compensation Committee service.

The composition, duties and responsibilities of these committees are set forth below:

Audit Committee.    The Audit Committee is responsible for, among other things, (i) appointing, retaining and evaluating the Company’s independent registered public accounting firm and approving all services to be performed by them; (ii) overseeing the Company’s independent registered public accounting firm’s qualifications, independence and performance; (ii) overseeing the financial reporting process and discussing with management and the Company’s independent registered public accounting firm the interim and annual financial statements that the Company files with the SEC; (iv) reviewing and monitoring the Company’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (v) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (vi) reviewing and approving related person transactions.

The current members of our Audit Committee are Messrs. Brown, Piecuch and Cheesman, with Mr. Piecuch serving as the chair of the Audit Committee. All members of the Audit Committee are independent within the meaning of the federal securities laws and the meaning of the Nasdaq Rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq, and the Board has determined that Mr. Brown is an “audit committee financial expert,” as that term is defined by the applicable rules of the SEC. The Board has approved a written charter under which the Audit Committee operates. A copy of the charter is available free of charge on the Company’s website at www.concretepumpingholdings.com. Information appearing on our website is not incorporated by reference into this Proxy Statement.

Compensation Committee.    The Compensation Committee is responsible for, among other things, (i) reviewing key employee compensation goals, policies, plans and programs; (ii) reviewing and approving the compensation of the Company’s directors, chief executive officer and other executive officers; (iii) reviewing and approving employment agreements and other similar arrangements between the Company and the Company’s executive officers; and (iv) administering the Company’s stock plans and other incentive compensation plans.

The current members of the Compensation Committee are Messrs. Osman, Hodges, Morgan and Cheesman, with Mr. Hodges serving as chair of the Compensation Committee. All of the members of the Compensation Committee are independent within the meaning of the federal securities laws and the meaning of the Nasdaq Rules with respect to compensation committee membership. The Board has approved a written charter under which the Compensation Committee operates. A copy of the charter is available free of charge on the Company’s website at www.concretepumpingholdings.com. Information appearing on our website is not incorporated by reference into this Proxy Statement.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee is responsible for, among other things, considering and making recommendations to the Board on matters relating to the selection and qualification of directors of the Company and candidates nominated to serve as directors of the Company, as well as other matters relating to the duties of directors of the Company, the operation of the Board and corporate governance.

The current members of the Corporate Governance and Nominating Committee are Messrs. Brown, Hall, Osman and Homme, with Mr. Brown serving as the chair of the Corporate Governance and Nominating Committee. All of the members of the Corporate Governance and Nominating Committee are independent within the meaning of the federal securities laws and the meaning of the Nasdaq Rules. The Board has approved a written charter under which the Corporate Governance and Nominating Committee operates. A copy of the charter is available free of charge on the Company’s website at www.concretepumpingholdings.com. Information appearing on our website is not incorporated by reference into this Proxy Statement.

Indemnification Committee. The Indemnification Committee is responsible for evaluating post-Closing indemnification claims under the merger agreement entered into in connection with the Business Combination. The current members of the Indemnification Committee are Messrs. Brown, Osman and Piecuch.

Meetings of the Board of Directors

In fiscal year 2019, our Board of Directors met four times and the Audit Committee also met four times. The Compensation Committee met seven times. The Corporate Governance and Nominating Committee met one time and the Indemnification Committee met zero times. In addition, during the last fiscal year all directors attended at least 75% of the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and the total number of meetings held by all committees of the Board of Directors on which he or she served (during the periods that he or she served). While we do not have a formal policy requiring our directors to attend stockholder meetings, our directors are invited and encouraged to attend all meetings of stockholders. All, excluding one, of our directors at the time attended the 2019 Annual Meeting of Stockholders.

PROPOSAL ONE: ELECTION OF DIRECTORS

Class II Directors Standing for Re-Election

At the Annual Meeting, stockholders will be asked to vote for the four Class II nominees listed below to serve until the 2023 annual meeting of stockholders and the election and qualification of his or her successor, or until such director’s earlier death, disqualification, resignation or removal. Proxies cannot be voted for a greater number of persons than the nominees named below. Each of the nominees listed below is currently a member of our Board of Directors and has agreed to stand for re-election. There are no family relationships among our directors, or between our directors and executive officers. Ages are as of the date of the Annual Meeting.

Brian Hodges	Director since 2018

Brian Hodges, age 66, has been a member of our Board of Directors since the consummation of the Business Combination. Mr. Hodges served as a director of Industrea from July 2017 until the consummation of the Business Combination. From August 1997 to December 2015, Mr. Hodges was the Managing Director and Chief Executive Officer of Bradken (ASX: BKN), an Australian public company and global manufacturer and supplier of steel products for the mining, transport, general industrial and contract manufacturing markets. During his tenure as chief executive of Bradken, Mr. Hodges guided Bradken through periods of considerable change and corporate activity with four different owners. Over the course of his career, he has gained considerable management and leadership experience in raw material production and processing, supply and logistics and steel manufacturing. Mr. Hodges holds a Bachelor of Chemical Engineering from the University of Newcastle.

We believe Mr. Hodges is qualified to serve on our Board of Directors based on his leadership and business experience; his track record as the managing director and chief executive officer of Bradken; and his network of contacts in the industrial manufacturing and services industry.

Howard D. Morgan	Director since 2018

Howard D. Morgan, age 57, has been a member of our Board of Directors since August 29, 2018. Mr. Morgan was Industrea’s Chief Executive Officer and a director of Industrea from April 2017 until the consummation of the Business Combination. Mr. Morgan has been a co-founder, Partner and Senior Managing Director of Argand as well as a member of its Management Committee and Investment Committee since September 2015. Prior to forming Argand, Mr. Morgan was the President of Castle Harlan from September 2014 to July 2015 and Co-President from August 2010 to September 2014. In addition, he served as chief executive officer and president of CHI Private Equity from February 2015 to July 2015. Until July 2015, Mr. Morgan was also a member of the board of directors and associated board committees of CHAMP. Mr. Morgan joined Castle Harlan in 1996. Previously, Mr. Morgan was a partner at The Ropart Group, a private equity investment firm, and began his career at Allen & Company, Inc. Mr. Morgan is currently on the advisory board of Oase Management GmbH since July 2018. Mr. Morgan is a former director of over one dozen companies, including Shelf Drilling Inc., Pretium Packaging, LLC, IDQ, Securus Technologies, Inc., Baker & Taylor Acquisitions Corp., Polypipe, Austar United Communications Ltd. (ASX: AUN), Norcast Wear Solutions, Inc., AmeriCast Technologies, Inc., Ion Track Instruments, Inc., Land ‘N’ Sea Distributing, Inc., Penrice Soda Products Pty. Ltd., Branford Chain, Inc. and various CHAMP entities. He is a director and past Chairman of the Harvard Business School Club of New York, Chairman of the Parkinson’s Foundation, a director of the Alexander Hamilton Institute and the World Press Institute, and a director and Treasurer of the Friends of the Garvan Institute of Medical Research. Mr. Morgan was a director and officer of the Harvard Business School Alumni Board from 2006 to 2011. He received his B.A. from Hamilton College in Mathematics and Government and his M.B.A. from the Harvard Business School.

We believe that Mr. Morgan is qualified to serve on our Board of Directors based on his extensive leadership and board experience; his track record as a partner and senior managing director of Argand and as president of Castle Harlan; and his network of contacts in the industrial manufacturing and services industries.

John M. Piecuch	Director since 2018

John M. Piecuch, age 71, has been a member of our Board of Directors since the consummation of the Business Combination. Mr. Piecuch is a retired ex-Chief Executive Officer of several successful concrete construction companies, most recently serving as President and Chief Executive Officer of MMI Products, Inc., which, at the time, was the largest manufacturer of welded steel reinforcing products for concrete construction, from 2001 to 2006. From 1996 to 2001, Mr. Piecuch served as President and Chief Executive Officer of Lafarge Corporation, one of the largest construction materials companies in North America. He also served in various other positions with Lafarge Corporation and its parent entity, Lafarge S.A., from 1987 to 1996. From 1979 to 1986, Mr. Piecuch held various positions, including President of the Cement Division of National Gypsum Company. Mr. Piecuch currently serves as advisor and a director of JMP Construction Materials, LLC and currently serves as lead director of Brampton Brick Limited. Previously, Mr. Piecuch served as a director of Brundage-Bone from 2011 to 2014, including as Chairman of its compensation committee and a member of its audit committee. He also served as non-Executive Chairman of U.S. Concrete, Inc. from 2009 to 2010. Mr. Piecuch holds an M.B.A. and B.S.B.A., both in Finance, from the University of Akron.

We believe that Mr. Piecuch is qualified to serve on our Board of Directors based on his extensive experience advising similar companies and extensive directorship experience.

Raymond Cheesman	Director since 2018

Raymond Cheesman, age 60, has been a member of our Board of Directors since December 9, 2018. Mr. Cheesman is a Senior Research Analyst at Anfield Capital, a registered investment advisor that serves as the advisor to the Anfield Universal Fixed Income Fund, an absolute return bond strategy seeking to deliver positive returns over full market cycles (“Anfield”). Prior to joining Anfield, Mr. Cheesman spent 17 years at Jefferies & Company where he worked as both an investment banker and high yield analyst. Mr. Cheesman received his B.B.A. in Finance from George Washington University.

We believe Mr. Cheesman is qualified to serve on our Board of Directors based on his business experience and strong background in finance.

Our Board of Directors recommends that you vote FOR

the election of each of the Class II director nominees.

Directors Continuing in Office

In addition to the four directors nominated for election at the Annual Meeting, the following eight persons currently serve on our Board of Directors:

Class I Directors to serve until the 2022 Annual Meeting of Stockholders:

Heather L. Faust	Director since 2018

Heather L. Faust, age 40, has been a member of our Board of Directors since the consummation of the Business Combination. Ms. Faust was Industrea’s Executive Vice President and a member of the Industrea board from April 2017 until the consummation of the Business Combination. Ms. Faust has been a co-founder, Partner and Managing Director of Argand as well as a member of its Management Committee and Investment Committee since September 2015. Previously, she was a Managing Director at Castle Harlan, where she worked from August 2008 to July 2015. In addition, she served as a Managing Partner of CHI Private Equity from February 2015 to July 2015. Prior to joining Castle Harlan, Ms. Faust was a management consultant at McKinsey & Company, where she worked in the United States and abroad across a variety of industries. Ms. Faust advised and directly assisted her clients in defining and implementing key strategic and operational business transformations. Ms. Faust’s experience also includes roles in the consumer industry as well as international development work in the Middle East. She has been a director of Sigma Electric since October 2016, chair of the advisory board for Oase Management GmbH since July 2018, and a director of Tensar Corporation, an industrial manufacturing company, since July 2014. Ms. Faust also previously served as a director of Baker & Taylor Acquisitions Corp., IDQ and Ames True Temper. Ms. Faust graduated Cum Laude from Princeton University with a BSE in Operations Research and Financial Engineering and holds an MBA from the Harvard Business School.

We believe Ms. Faust is qualified to serve on our Board of Directors based on her leadership and business experience; her track record as a partner and managing director of Argand; and her network of contacts in the industrial manufacturing and services industry.

David G. Hall	Director since 2018

David G Hall, age 61, has been a member of our Board of Directors since the consummation of the Business Combination. Mr. Hall served as a director of Industrea from July 2017 until the consummation of the Business Combination. Mr. Hall was the Chief Executive Officer of Polypipe (LON: PLP) and a member of Polypipe’s board of directors from September 2005 to his retirement in October 2017. Polypipe is one of Europe’s largest and most innovative manufacturers of plastic piping and energy efficient ventilation systems for the residential, commercial, civil and Infrastructure sectors. Following a number of divisional Managing Director positions in both private and publicly listed companies, Mr. Hall led the management buyout of Polypipe in Sept 2005, and following a number of disposals and acquisitions to reposition and refocus the business after a successful period of private ownership, Polypipe listed on the main market of the London Stock Exchange during April 2014. The company achieved FTSE 250 status in January 2016. Mr. Hall has been a non-executive director of Brintons Carpets Limited since February 2018. Mr. Hall served as President of the British Plastics Federation and vice Chairman of the Construction Products Association, and has more than 20 years of experience in the building products industry. Mr. Hall holds a Bachelor of Science in Mechanical Engineering from Kingston University.

We believe Mr. Hall is qualified to serve on our Board of Directors based on his leadership and business experience; his track record as the chief executive officer of Polypipe; and his network of contacts in the industrial manufacturing and services industry.

Iain Humphries	Director since 2018

Iain Humphries, age 45, has served as our Chief Financial Officer and Secretary and a member of our Board of Directors since the consummation of the Business Combination. Mr. Humphries has served as the Chief Financial Officer of Brundage-Bone since November 2016. Prior to joining Brundage-Bone, Mr. Humphries was the Chief Financial Officer of Wood Group PSN Americas from August 2013 to August 2016, having joined Wood Group PLC in 2005. Mr. Humphries has spent twelve years working in various finance leadership roles based in the United States and has over 20 years of international financial and management experience in the oil & gas, power generation and public accounting sectors. He is a Chartered Accountant of the Institute of Chartered Accountants of Scotland (ICAS) and holds a 1st Class Honors Degree in Accounting & Finance from The Robert Gordon University located in Aberdeen, Scotland.

We believe that Mr. Humphries is qualified to serve on our Board of Directors based on his knowledge of the Company and his extensive international financial and managerial experience.

Matthew Homme	Director since 2018

Matthew Homme, age 40, has been a member of our Board of Directors since December 9, 2018. Mr. Homme is a Managing Director at Peninsula Pacific, a private investment fund focused on control investments in the gaming, consumer and industrial sectors. Prior to joining Peninsula Pacific in 2013, Mr. Homme was a Principal with Aurora Resurgence where he focused on buyouts and special situations investments for middle-market companies and served on the boards of directors of multiple portfolio companies in North America and Europe. Previously, Mr. Homme worked in the Investment Banking Department of Jefferies & Company. Mr. Homme graduated summa cum laude from the Wharton School at the University of Pennsylvania with a B.S. in Economics and holds an M.B.A. from the Harvard Business School.

We believe Mr. Homme is qualified to serve on our Board of Directors based on his business experience and strong background in finance.

Class III Directors to serve until the 2021 Annual Meeting of Stockholders:

David A.B. Brown, Chairman of the Board of Directors	Director since 2018

David A.B. Brown, age 76, has been our Chairman since the consummation of the Business Combination. Mr. Brown was Industrea’s Non-Executive Chairman from July 2017 until the consummation of the Business Combination. Mr. Brown was the Chairman of the board of directors of Layne Christensen Company (Nasdaq: LAYN), a global water management, construction and drilling company, from May 2005 until June 2018 and served as its President and Chief Executive Officer from June 2014 to January 2015. In addition, Mr. Brown has served on the board of directors of EMCOR Group, Inc. (NYSE: EME) since December 1994, of Hercules Offshore, Inc. (OTC: HERO), an energy services company, from February 2015 to December 2016 and of Williams Industrial Service Group Inc. (OTC: WLMS) since May 2016. Mr. Brown served as the Chairman of the board of directors of Pride International, Inc. (“Pride”) until Pride’s acquisition by Ensco (NYSE: ESV) in May 2011 for approximately $8.6 billion, and he served as a member of Ensco’s board of directors from May 2011 to May 2014. Mr. Brown also previously served as the co-founder and President of The Windsor Group, Inc., and a director of numerous other companies in the energy industry. Mr. Brown is a Chartered Public Accountant. He earned his Bachelor of Commerce and a Masters in Accounting from McGill University and an M.B.A. from Harvard Business School.

We believe that Mr. Brown is qualified to serve on our Board of Directors based on his extensive leadership and business experience; his strong background in finance and public company governance; and his network of contacts in the industrial manufacturing and services industry.

Tariq Osman, Vice Chairman of the Board of Directors	Director since 2018

Tariq Osman, age 41, has been a member of our Board of Directors since August 29, 2018. Mr. Osman was Industrea’s Executive Vice President and a member of the Industrea Board from April 2017 until the consummation of the Business Combination. Mr. Osman has been a co-founder, Partner and Managing Director of Argand as well as a member of its Management Committee and Investment Committee since September 2015. Previously, he was a Managing Director at Castle Harlan (and its affiliate, CHAMP), where he worked from January 2003 to July 2015, where he focused on private equity transactions across a wide range of industries, including portfolio management work for Shelf Drilling, Gold Star Foods, Caribbean Restaurants, International Energy Services, Blue Star Group and Austar United Communications. In addition, he served as a Managing Partner of CHI Private Equity from February 2015 to July 2015. Mr. Osman also previously worked at McKinsey & Company as a management consultant. In this role, he advised clients in the oil and gas, mining, construction and telecommunications sectors on strategy and operational improvements. Mr. Osman began his career in Australia as an engineer at Gutteridge, Haskins & Davey, working on oil and gas, mining and government infrastructure projects. He has been Chairman of the board of directors of Sigma Electric since October 2016, Chairman of the board of directors of Brintons Carpets Limited since July 2017, and a director of Gold Star Foods, a food distribution company, since April 2014. He is a former director of Shelf Drilling Inc., Caribbean Restaurants, LLC, International Energy Services, the Blue Star Group and Hercules Offshore, Inc. (OTC: HERO). Mr. Osman holds an M.B.A. from the Wharton Graduate School of Business, a Masters of Engineering from the University of Adelaide and a Masters of Applied Finance from Macquarie University.

We believe Mr. Osman is qualified to serve on our Board of Directors based on his leadership and business experience; his track record as a partner and managing director of Argand; and his network of contacts in the industrial manufacturing and services industry.

Bruce Young	Director since 2018

Bruce Young, age 60, has served as our Chief Executive Officer and a member of our Board of Directors since the consummation of the Business Combination. Mr. Young has been the President and Chief Executive Officer of Brundage-Bone since 2008 and joined Brundage-Bone in 1985. Mr. Young was appointed as the Chief Executive Officer of the Brundage-Bone brand in 2008. Prior to that, Mr. Young managed the concrete pumping operations for Brundage-Bone from 2001 to 2008. Mr. Young has also served as Chief Executive Officer of Eco-Pan since its founding in 1999. Mr. Young started his career in the concrete pumping industry in 1980 with O’Brien Concrete Pumping, eventually moving on to start his own concrete pumping company.

We believe that Mr. Young is qualified to serve on our Board of Directors based on his historic knowledge of Brundage-Bone and his extensive industry experience.

M. Brent Stevens	Director since 2018

M. Brent Stevens, age 59, has been a member of our Board of Directors since December 9, 2018. Mr. Stevens is the founder and Manager of Peninsula Pacific, a private investment fund focused on control investments in the gaming, consumer and industrial sectors. In connection with serving as Manager of Peninsula Pacific Mr. Stevens served as the Chairman and Chief Executive Officer of Peninsula Gaming, LLC, a company which he founded in 1997 and sold to Boyd Gaming Corporation in 2012. From 1990 through 2010, Mr. Stevens worked in the investment banking group of Jefferies & Company, holding various positions, most recently as an Executive Vice President and Head of Capital Markets. He also served as a member of Jefferies’ Executive Committee. Mr. Stevens received his B.A. in Accounting from the University of Southern California and holds an M.B.A. from the Wharton School at the University of Pennsylvania.

We believe Mr. Stevens is qualified to serve on our Board of Directors based on his business experience and strong background in finance.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF BDO USA LLP AS

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR 2019 FISCAL YEAR

The Audit Committee has appointed BDO USA, LLP (“BDO”) to serve as our independent registered public accounting firm for our 2020 fiscal year and is soliciting your ratification of that appointment. BDO has served as our independent registered public accounting firm since 2018.

The Audit Committee has responsibility for appointing our independent registered public accounting firm and stockholder ratification is not required; however, as a matter of good corporate governance, the Audit Committee is soliciting your vote on this proposal. If the appointment of BDO is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of BDO. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm.

Representatives of BDO will be present at the Annual Meeting to make a statement, if they choose, and to respond to appropriate questions.

Our Audit Committee and Board of Directors unanimously recommend that you vote FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our 2020 fiscal year.

AUDIT RELATED MATTERS

Audit Fees

The following table shows the fees for professional services rendered to us by BDO for services in respect of the years ended October 31, 2019 and 2018.

	2019	2018
Audit Fees(1)	$1,232,680	$632,544
Audit-Related Fees(2)	-	-
Tax Fees(3)	-	-
All other fees(4)	-	-
Total	$1,232,680	$632,544

(1)

“Audit Fees” include fees and expenses billed for the audit of our consolidated financial statements, services provided in connection with statutory audits, and fees for services provided in connection with review of registration statements, comfort letters and consents.

(2)

“Audit-Related Fees” include fees billed for services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under the caption “Audit Fees.” These fees also include services for due diligence on acquisitions and divestitures.

(3)	“Tax Fees” include fees billed for services that are related to tax compliance and advice, including international tax consulting.

(4)	BDO did not provide any “other services” during the period.

Pre-Approval Policies and Procedures

The Audit Committee has sole authority to engage and determine the compensation of our independent registered public accounting firm. The Audit Committee also is directly responsible for evaluating the independent registered public accounting firm, reviewing and evaluating the lead partner of the independent registered public accounting firm and overseeing the work of the independent registered public accounting firm. The Audit Committee annually pre-approves services to be provided by BDO, and also considers and is required to pre-approve the engagement of BDO for the provision of other services during the year. For each proposed service, the independent registered public accounting firm is required to provide detailed supporting documentation at the time of approval to permit the Audit Committee to make a determination as to whether the provision of such services would impair the independent registered public accounting firm’s independence, and whether the fees for the services are appropriate.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the Company’s accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. BDO USA, LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements.

With regard to the fiscal year ended October 31, 2019, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of October 31, 2019, and for the fiscal year then ended; (ii) discussed with BDO USA, LLP the matters required by PCAOB AS Section 1301, Communications with Audit Committees; (iii) received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the PCAOB regarding BDO USA, LLP’s communications with the Audit Committee regarding independence; and (iv) discussed with BDO USA, LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2019, for filing with the Securities and Exchange Commission.

The Audit Committee:

John M. Piecuch (Chair)

David A.B. Brown

Raymond Cheesman

Changes in Independent Registered Public Accounting Firms

Effective February 28, 2019, the Audit Committee approved the dismissal of WithumSmith+Brown, PC (“Withum”) as the Company’s independent registered public accounting firm. The Audit Committee thereafter engaged BDO as the Company’s independent registered public accounting firm, effective on the same day. Prior to the Business Combination, Withum served as Industrea’s independent auditor and BDO served as CPH’s independent auditor.

During the period from April 7, 2017 (date of inception) to December 31, 2017, the period from January 1, 2018 through December 5, 2018 and the subsequent interim period through February 28, 2019, (i) there were no disagreements with Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Withum, would have caused them to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements for such years, or (ii) “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

The reports of Withum on the Company’s financial statements as of and for the period from April 7, 2017 (date of inception) through December 31, 2017 and the period from January 1, 2018 through December 5, 2018 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

The Company provided Withum a copy of the above disclosures and requested that Withum furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated February 28, 2019, was filed as Exhibit 16.1 to the Current Report on Form 8-K filed by the Company on March 4, 2019.

MANAGEMENT

The following table provides information regarding our executive officers, including their ages, as of the date of filing of this Proxy Statement:

Name	Age	Position
Bruce Young	60	Chief Executive Officer and Director
Iain Humphries	45	Chief Financial Officer and Director

Mr. Young and Mr. Humphries’s biographical information is disclosed above in the section entitled “Proposal One: Election of Directors.”

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for the Company’s executive officers who are named in the “Summary Compensation Table” below. In fiscal year 2019, the Company’s “named executive officers” or “NEOs” and their positions were as follows:

●	Bruce Young, Chief Executive Officer;

●	Iain Humphries, Chief Financial Officer; and

The Company’s NEOs are employed by, and receive cash compensation and employee benefits from Brundage-Bone Concrete Pumping, Inc. (“Brundage-Bone”), its wholly-owned subsidiary. For purposes of this discussion, references to cash compensation paid and employee benefits provided by the Company include the cash compensation and employee benefits paid or provided by Brundage-Bone.

Summary Compensation Table

The following table sets forth information concerning the compensation of the Company’s named executive officers for the Company’s fiscal years ending October 31, 2019 and 2018.

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Bruce Young	2019	$430,000	$6,512,676	$267,800	$120,708	$7,331,184
Chief Executive Officer	2018	$350,000	$-	$92,400	$26,692	$469,092
Iain Humphries	2019	$295,000	$4,151,209	$155,800	$840,546	$5,442,555
Chief Financial Officer	2018	$265,000	$-	$63,600	$25,758	$354,358

(1)

Amounts reflect the full grant-date fair value of restricted stock of the Company’s common stock, calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions used to calculate the value of restricted stock awards, see Note 15 of the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended October 31, 2019.

For each of Messrs. Young and Humphries, this column includes $1,771,641 and $1,027,159, respectively, for market-based restricted stock awards that were granted on April 10, 2019 and will become available for vesting in three equal installments if the closing price of the common stock equals or exceeds $13.00, for 30 consecutive business days. Upon the achievement of this hurdle, the market-based restricted stock will vest in equal increments over the first, second and third anniversaries of the date on which the stock price target was achieved.

For each of Messrs. Young and Humphries, this column also includes $1,524,271 and $883,739, respectively, for market-based restricted stock awards that were granted on April 10, 2019 and that will become available for vesting in three equal installments if the closing price of the common stock equals or exceeds $16.00, for 30 consecutive business days. Upon the achievement of this hurdle, the market-based restricted stock will vest in equal increments over the first, second and third anniversaries of the date on which the stock price target was achieved.

For each of Messrs. Young and Humphries, this column also includes $1,321,296 and $766,060, respectively, for market-based restricted stock awards that were granted on April 10, 2019 and that will become available for vesting in three equal installments if the closing price of the common stock equals or exceeds $19.00, for 30 consecutive business days. Upon the achievement of this hurdle, the market-based restricted stock will vest in equal increments over the first, second and third anniversaries of the date on which the stock price target was achieved.

For each of Messrs. Young and Humphries, this column also includes $1,895,467 and $1,474,250, respectively, for restricted stock awards that were granted on April 10, 2019 and that will vest in five substantially equal installments on each of December 6, 2019, December 6, 2020, December 6, 2021, December 6, 2022 and December 6, 2023.

(2)

Amounts represent 2018 and 2019 cash bonuses earned by the Company’s named executive officers during fiscal year 2018 and 2019, respectively. The terms of such cash bonuses are described following this table.

(3)	Amounts under the “All Other Compensation” column consist of the following for fiscal year 2019:
a.	Mr. Young - $24,000 in company payments of a car allowance, $92,400 as a bonus as part of the Business Combination, and $4,308 in company matching 401(k) contributions on his behalf for fiscal year 2019
b.	Mr. Humphries - $24,000 in payments of a car allowance, $813,600 as a bonus as part of the Business Combination, and $2,946 in company matching 401(k) contributions on his behalf for fiscal year 2019

Narrative to Summary Compensation Table

Base Salaries

The NEOs receive base salaries to compensate them for services rendered to the Company. The base salary payable to each NEO is intended to provide a fixed component of compensation commensurate with the executive’s seniority, skill set, experience, role and responsibilities.

The actual base salaries paid to the NEOs during 2019 and 2018 are set forth in the Summary Compensation Table above.

Annual Bonuses

For fiscal years 2019 and 2018, Messrs. Young and Humphries were eligible to earn annual cash bonuses targeted at 55% and 50%, respectively, of their base salaries.

Each NEO was eligible to earn his bonus based on the attainment of company and individual performance metrics established by the Company’s Board.

Messrs. Young and Humphries became entitled to receive cash bonuses equal to their respective target bonus amounts based on the attainment of company and individual performance metrics during fiscal years 2019 and 2018.

The actual annual cash bonuses awarded to each NEO for fiscal years 2019 and 2018 performance are set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

Equity Compensation

The Company has historically granted options to purchase shares of its common stock to the named executive officers, under the Concrete Pumping Holdings, Inc. 2015 Equity Incentive Plan (as amended, the “2015 Plan”). In connection with the Business Combination, the 2015 Plan was terminated and certain outstanding options thereunder were converted into options to purchase shares of our common stock under the 2018 Plan (defined below). None of the NEOs received grants of stock options during fiscal years 2019 or 2018.

On April 10, 2019, the Company granted an aggregate of 1,472,059 shares of restricted stock to Mr. Young and an aggregate of 909,735 shares of restricted stock to Mr. Humphries, under the Concrete Pumping Holdings, Inc. 2018 Omnibus Incentive Plan (the “2018 Plan”).

284,179 shares and 221,028 shares granted to Messrs. Young and Humphries, respectively, vest in five substantially equal installments on each of December 6, 2019, December 6, 2020, December 6, 2021, December 6, 2022 and December 6, 2023, provided that Messrs. Young and Humphries are in the employ of the Company or a subsidiary of the Company on each of the vesting dates.

The remaining 1,187,880 shares and 688,707 shares granted to Messrs. Young and Humphries, respectively, will become available for vesting in three equal installments if the closing price of the common stock equals or exceeds $13.00, $16.00 and $19.00 per share, respectively (each, a “Stock Price Target”), for 30 consecutive business days. Upon the achievement of a Stock Price Target, the related tranche of restricted common stock will vest in equal increments over the first, second and third anniversaries of the date on which such Stock Price Target was achieved. If a Stock Price Target is not achieved on or before December 6, 2023, then the related tranche of restricted stock will be forfeited. If a Stock Price Target is achieved but the related tranche of restricted stock are not fully vested by December 6, 2023, such shares may, under certain circumstances, continue to vest after that date.

Perquisites and Other Benefits

Like all employees, the Company's named executive officers are eligible to participate in various employee benefit plans, including medical, dental, and vision care plans, health savings accounts for health and dependent care, life, accidental death and dismemberment, disability, and travel insurance, survivor income benefit, employee assistance programs (e.g., confidential counseling), and paid time off.

In addition, the Company maintains a 401(k) retirement savings plan for its employees located in the United States, including its NEOs located in the United States, who satisfy certain eligibility requirements. The NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. The Company believes that providing a vehicle for tax-deferred retirement savings though the 401(k) plan adds to the overall desirability of its compensation package and further incentivizes employees, including the NEOs, in accordance with its compensation policies.

As part of their compensation packages, Messrs. Young and Humphries are entitled to company payment of a car allowance equal to $2,000 per month. The Company provided these benefits and perquisites to help ensure that the NEOs would be able to devote their full business time to the Company’s affairs, to project the proper corporate image for the Company and to make employment at the Company attractive at a relatively modest cost for shareholders.

In conjunction with the Business Combination, Messrs. Young and Humphries were entitled to transaction bonuses of $92,400 and $813,000, respectively.

No Additional Executive Benefit Plans

Since we do not generally differentiate the benefits we offer our NEOs from the benefits we offer other employees, we do not maintain any benefit plans that cover only select NEOs. We also do not maintain any executive retirement programs such as executive pension plans or supplemental executive retirement plans.

No Tax Gross-Up Obligations

The Company has no obligation to make tax gross-up or similar payments to or in respect of amounts that may become payable to any of the NEOs or their other employees, including but not limited to any such gross-up obligations with respect to any amounts deemed to constitute “excess parachute payments” under Internal Revenue Code Section 280G.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each NEO as of October 31, 2019, which were granted under the both the 2015 (Option Awards) and 2018 (Stock Awards) Plans. In connection with the Business Combination, the 2015 Plan was terminated and certain outstanding options thereunder were converted into options to purchase shares of our common stock under the 2018 Plan. The terms of the 2018 Plan are described below.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)(1)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised and Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)(6)
Bruce Young	736,810	-	-	$0.87	February 5, 2025
						284,178	(2)	$977,572
									395,960	(3)	$1,362,104
									395,960	(4)	$1,362,104
									395,960	(5)	$1,362,104
Iain Humphries	249,287	-	-	$6.09	March 7, 2026
						221,027	(2)	$760,333
									229,569	(3)	$789,717
									229,569	(4)	$789,717
									229,569	(5)	$789,717

(1)	Represents incentive stock options, which became fully vested upon the consummation of the Business Combination.
(2)	These shares of restricted stock vest in five substantially equal installments on each of December 6, 2019, December 6, 2020, December 6, 2021, December 6, 2022 and December 6, 2023, provided that Messrs. Young and Humphries are in the employ of the Company or a subsidiary of the Company on each of the vesting dates.
(3)	These shares of restricted stock will become available for vesting in three equal installments if the closing price of the common stock equals or exceeds $13.00 per share for 30 consecutive business days.
(4)	These shares of restricted stock will become available for vesting in three equal installments if the closing price of the common stock equals or exceeds $16.00 per share for 30 consecutive business days.
(5)	These shares of restricted stock will become available for vesting in three equal installments if the closing price of the common stock equals or exceeds $19.00 per share for 30 consecutive business days.
(6)	Market value of unvested shares of restricted stock based on closing price of the Company’s common stock on the Nasdaq Global Market of $3.44 per share on October 31, 2019.

Executive Employment Agreements

Brundage-Bone previously entered into executive employment agreements with Messrs. Young, Humphries, and De Bever which became effective as of August 18, 2014, December 1, 2016, and May 1, 2017, respectively. The material terms of the executive employment agreements are described in more detail below.

Pursuant to the employment agreements, Mr. Young serves as Chief Executive Officer and President, Mr. Humphries serves as Chief Financial Officer, and Mr. De Bever served, through August 24, 2018, as Chief Operating Officer. Each employment agreement has (or had, in the case of Mr. De Bever) an initial one-year term, subject to automatic one-year renewals thereafter, unless either party provides at least ninety days’ prior written notice of non-renewal.

The employment agreements provide for Messrs. Young and Humphries to receive annual base salaries which, as of October 31, 2019, were equal to $430,000 and $295,000, respectively. Each employment agreement provides for the applicable NEO’s eligibility to participate in employee benefit plans, programs and arrangements provided to Brundage-Bone’s similarly-situated executives generally. In addition, the employment agreements provide that Messrs. Young and Humphries are eligible to receive annual cash bonuses targeted at 55% and 50%, respectively, of their respective annual base salaries, based on the attainment of pre-established company and individual performance metrics. In addition, each employment agreement provides company payment of a car allowance equal to $24,000 annually for Messrs. Young and Humphries.

Under their employment agreements, upon a termination of the applicable NEO’s employment without “cause,” due to the applicable NEO’s resignation for “good reason” (each such term as defined in the applicable employment agreement) or due to Brundage-Bone’s non-renewal of the employment term, subject to the applicable NEO’s timely execution and non-revocation of a general release of claims, the NEO will be eligible to receive (1) twelve months of continued payment of base salary, (2) a pro rata portion of the NEO’s annual bonus for the year of termination, (3) company-subsidized healthcare continuation coverage for up to twelve months following termination. In addition, upon a termination of the applicable NEO’s employment due to his death or disability, subject to the applicable NEO’s (or the NEO’s estate’s) timely execution and non-revocation of a general release of claims, the NEO will be eligible to receive a pro rata portion of his annual bonus for the year of termination.

The employment agreements also contain certain confidentiality, nondisclosure and non-disparagement provisions effective during and after employment, as well as non-competition and non-solicitation restrictions that are effective during the applicable NEO’s employment with Brundage-Bone and for twelve months thereafter.

Equity Award Plans

 Upon consummation of the Business Combination, the 2015 Plan was terminated and all outstanding awards previously granted under the 2015 Plan vested and were cashed out or, for certain employees, including the NEOs, outstanding incentive stock options previously granted under the 2015 Plan vested and were converted into incentive stock options of the Company. In connection with the Business Combination, the stockholders of the Company approved the Concrete Pumping Holdings, Inc. 2018 Omnibus Incentive Plan (the “2018 Plan”). Following the Closing, all future equity awards will be granted under the 2018 Plan. The material terms of the 2018 Plan and Incentive Plan are summarized below.

The 2018 Plan

Upon the consummation of the Business Combination, the 2018 Plan became effective and all future equity awards will be granted thereunder.

Purpose; Types of Awards.   The purpose of the 2018 Plan is (i) to encourage profitability and growth through short-term and long-term incentives that are consistent with the Company’s objectives; (ii) to give its participants an incentive for excellence in individual performance; (iii) to promote teamwork among its participants; and (iv) to give us a significant advantage in attracting and retaining key employees, directors, and consultants.

To accomplish this purpose, the 2018 Plan permits the granting of awards in the form of incentive stock options within the meaning of Section 422 of the Code, non-qualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance based awards (including performance shares, performance units and performance bonus awards), and other stock-based or cash-based awards.

Shares Subject to the 2018 Plan.   A total of 7,700,000 shares of common stock were reserved for issuance under the 2018 Plan, and approximately 1.1 million of such shares remain to be granted as of the date of this Proxy Statement. The maximum number of shares that may be issued pursuant to options intended to be incentive stock options is 7,700,000 shares of common stock. The 2018 Plan limits non-employee director compensation, including cash fees and incentive equity awards (based on their grant-date fair value), to a maximum of $450,000 per fiscal year in respect of their service as non-employee directors. If an award granted under the 2018 Plan is forfeited, canceled, settled, or otherwise terminated, the shares of common stock underlying that award will again become available for re-issuance under the 2018 Plan. However, none of the following shares will be available for re-issuance under the 2018 Plan: (i) shares delivered to or withheld to pay withholding taxes, (ii) shares used to pay the exercise price of an option, or (iii) shares subject to any exercised stock-settled SARs. Any substitute awards, including all incentive stock options of the Company that were converted at the Closing into fully-vested incentive stock options to acquire shares of the Company’s common stock, shall not reduce the shares authorized for grant under the 2018 Plan.

Administration of the 2018 Plan.   The 2018 Plan will be administered by the plan administrator, which will be comprised of the Board or a committee thereof designated by the Board. The plan administrator has the power to determine the terms of the awards granted under the 2018 Plan, including the exercise price, the number of shares subject to each award, and the exercisability of the awards. The plan administrator also has the power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the 2018 Plan.

Participation.   Participation in the 2018 Plan will be open to employees, non-employee directors and consultants of the Company or its affiliates, who have been selected as eligible recipients under the 2018 Plan by the plan administrator. Awards of incentive stock options, however, shall be limited to employees of the Company or certain of its affiliates.

Types of Awards.   The types of awards that may be made under the 2018 Plan are described below. All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the plan administrator, subject to certain limitations provided in the 2018 Plan.

Performance-Based Awards.   We may grant awards, the vesting of which is conditioned on satisfaction of certain performance criteria. Such performance-based awards may include performance-based restricted stock, restricted stock units or any other types of awards authorized under the 2018 Plan.

Performance Goals.   If the plan administrator determines that the vesting of an award granted to a participant will be subject to the attainment of one or more performance goals, such performance goals may be based on any one or more of the following (or such other performance criteria as the plan administrator may determine): earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profit after tax; cash flow; revenue; net revenues; sales; days sales outstanding; scrap rates; income; net income; operating income; net operating income, operating margin; earnings; earnings per share; return on equity; return on investment; return on capital; return on assets; return on net assets; total stockholder return; economic profit; market share; appreciation in the fair market value, book value or other measure of value of the Company’s common stock; expense/cost control; working capital; volume/production; new products; customer satisfaction; brand development; employee retention or employee turnover; employee satisfaction or engagement; environmental, health, or other safety goals; individual performance; strategic objective milestones; days inventory outstanding; or, as applicable, any combination of, or a specified increase or decrease in, any of the foregoing.

Restricted Stock.   A restricted stock award is an award of shares of common stock that vest in accordance with the terms and conditions established by the plan administrator and set forth in the applicable award agreement. Unless otherwise determined by the plan administrator in its sole discretion, a sole participant will be entitled to vote shares of restricted stock. The plan administrator will determine and set forth in the award agreement whether the participant will be entitled to receive dividends on such shares.

Restricted Stock Units.   A restricted stock unit is a right to receive shares of common stock (or their cash equivalent) at a specified date in the future, subject to forfeiture of such right. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit grant, the Company must deliver to the holder of the restricted stock unit unrestricted shares of common stock (or their cash equivalent).

Non-Qualified Stock Options.   A non-qualified stock option entitles the recipient to purchase shares of the Company’s common stock at a fixed exercise price, which purchase may be conditioned on vesting in accordance with terms and conditions established by the plan administrator and set forth in an applicable award agreement. The exercise price per share will be determined by the plan administrator, but such price will generally not be less than 100% of the fair market value of a share of the Company’s common stock on the date of grant. Fair market value will generally be the closing price of an ordinary share on Nasdaq on the date of grant. Non-qualified stock options under the 2018 Plan generally must be exercised within ten years from the date of grant. A non-qualified stock option is an option that does not meet the qualifications of an incentive stock option as described below.

Incentive Stock Option.   An incentive stock option is a stock option that entitles the recipient to purchase shares of the Company’s common stock at a fixed exercise price and further meets the requirements of Section 422 of the Code. The recipient’s purchase of shares under an incentive stock option may be conditioned on vesting in accordance with terms and conditions established by the plan administrator and set forth in an applicable award agreement. Incentive stock options may be granted only to employees of the Company and certain of its affiliates. The exercise price per share of an incentive stock option must not be less than 100% of the fair market value of a share of the Company’s common stock on the date of grant, and the aggregate fair market value of shares underlying incentive stock options that are exercisable for the first time by a participant during any calendar year (based on the applicable exercise price) may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Company’s total combined voting power or that of any of the Company’s affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the incentive stock option does not exceed five years from the date of grant.

Stock Appreciation Rights.   A SAR entitles the holder to receive an amount equal to the difference between the fair market value of a share of the Company’s common stock on the exercise date and the exercise price of the SAR (which generally may not be less than 100% of the fair market value of a share of the Company’s common stock on the grant date), multiplied by the number of shares of common stock subject to the SAR (as determined by the plan administrator).

Other Stock-Based Awards.   We may grant or sell to any participant unrestricted common stock, dividend equivalent rights and/or other awards denominated in or valued by reference to our common stock under the 2018 Plan. A dividend equivalent is a right to receive payments, based on dividends with respect to shares of the Company’s common stock.

Other Cash-Based Awards.   We may grant cash awards under the 2018 Plan, including cash awards as a bonus or based upon the attainment of certain performance goals.

Equitable Adjustments.   In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, extraordinary dividend, stock split or reverse stock split, combination or exchange of shares, or other change in corporate structure or payment of any other distribution, the maximum number and kind of shares of the Company’s common stock reserved for issuance or with respect to which awards may be granted under the 2018 Plan will be adjusted to reflect such event, and the plan administrator will make such adjustments as it deems appropriate and equitable in the number, kind and exercise price of shares of the Company’s common stock covered by outstanding awards made under the 2018 Plan, and in any other matters that relate to awards and that are affected by the changes in the shares referred to in this section.

Change in Control.   In the event of any change in control (as defined in the 2018 Plan), the plan administrator will take any action as it deems appropriate and equitable to effectuate the purposes of the 2018 Plan and to protect the participants who hold outstanding awards under the 2018 Plan, which action may include, without limitation, the following: (i) the continuation of any award, if the Company is the surviving corporation; (ii) the assumption of any award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any award, provided, however, that any such substitution shall occur in accordance with the requirements of Section 409A of the Code; or (iv) settlement of any award for the change in control price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the change in control price or if the plan administrator determines that the award cannot reasonably become vested pursuant to its terms, such award shall terminate and be canceled without consideration.

Amendment and Termination.   The plan administrator may alter, amend, modify, or terminate the 2018 Plan at any time, provided that the approval of our stockholders will be sought for any amendment to the 2018 Plan that requires stockholder approval under the rules of the stock exchange(s) on which the Company’s common stock is then listed or in accordance with other applicable law, including, but not limited to, an increase in the number of shares of the Company’s common stock reserved for issuance, a reduction in the exercise price of options or other entitlements, an extension of the maximum term of any award, or an amendment that grants the plan administrator additional powers to amend the 2018 Plan. In addition, no modification of an award will, without the prior written consent of the participant, adversely alter or impair any rights or obligations under any award already granted under the 2018 Plan, unless the plan administrator expressly reserved the right to do so at the time of the award.

Equity Compensation Plan Information

This table contains information as of October 31, 2019 about the Company’s equity compensation plans, all of which have been approved by the Company’s stockholders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation plans (Excluding Securities Reflected in the First Column) (#)
Equity compensation plans approved by stockholders	2,069,398	(1)	$1.33	1,085,598	(2)
Equity compensation plans not approved by stockholders	-		-	-
Total	2,069,398		$1.33	1,085,598

(1)	Consists of (i) 1,210,455 of ISOs and (ii) 858,943 of non-qualified stock options that were part of the April 10, 2019 grant.
(2)	A total of 7,700,000 shares of common stock were reserved for issuance under the 2018 Plan. Of these, 6,767,002 were granted and 152,600 were forfeited, which leaves 1,085,598 to be granted.

Ownership BY Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding beneficial ownership of Company common stock as of February 28, 2020 by:

●	Each person known by the Company to be the beneficial owner of more than 5% of outstanding Company common stock;
●	Each of the Company’s executive officers and directors; and
●	All executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Common stock issuable upon exercise of options or warrants currently exercisable or exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of class and percentage of total voting power of the beneficial owner thereof.

The beneficial ownership of common stock of the Company is based on 58,250,165 shares of Company common stock issued and outstanding as of February 28, 2020.

Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of Company common stock beneficially owned by them.

Directors and Officers(1)	Number of Shares Beneficially Owned	Percentage of Outstanding Common Stock
Bruce Young(2)	2,868,639	4.9%
Iain Humphries(3)	1,159,022	2.0%
David A.B. Brown(4)	65,011	*
Tariq Osman(5)	-	-
Heather L. Faust(5)	-	-
David G. Hall(4)	37,285	*
Brian Hodges(6)	52,085	*
Howard D. Morgan(5)	-	-
John M. Piecuch	14,590	*
Raymond Cheesman	-	-
Matthew Homme	26,666	*
M. Brent Stevens(7)	12,005,275	20.6%
All Executive Officers and Directors as a Group (12 individuals)	16,228,573	27.4%
Greater than 5% Stockholders
CFLL Holdings, LLC(5)	15,477,138	26.6%
Owl Creek Asset Management, L.P. (8)	5,831,092	9.8%
BBCP Investors, LLC(7)	11,005,275	18.9%
ACK Asset Management, LLC (9)	5,141,765	8.8%

* Less than 1%.

(1)

Except as described in the footnotes below and subject to applicable community property laws and similar laws, the Company believes that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 500 E. 84th Avenue, Suite A-5, Thornton, Colorado 80229.

(2)	Interests held consist of (i) 1,472,059 unvested restricted shares granted on April 10, 2019, (ii) 736,810 options to purchase 736,810 shares of Company common stock, and (iii) an aggregate 659,770 shares of Company common stock, including 200,000 shares of Company common stock that were purchased from the underwriters in connection with the Company’s public offering of shares in May 2019.
(3)

Interests shown include (i) 909,735 restricted shares granted on April 10, 2019 as described in the section entitled “Executive Compensation” and (ii) 249,287 options to purchase 249,287 shares of Company common stock.

(4)

Interests shown consist of (i) 28,750 shares of Company common stock converted from 28,750 founder shares at the Closing and (ii) 8,535 shares of Company common stock issued in exchange for 55,500 private placement warrants in connection with the Offer and Consent Solicitation.

(5)

Interests held by CFLL Holdings, LLC consist of (i) 4,403,325 shares of Company common stock, which were converted from founder shares at the Closing, (ii) 1,664,500 shares of Company common stock issued in exchange for 10,822,500 private placement warrants in connection with the Company’s Offer and Consent Solicitation in April 2019, and (iii) an aggregate 9,409,313 shares of Company common stock, including 1,625,000 shares of Company common stock that were purchased from the underwriters in connection with the Company’s public offering of shares in May 2019. Argand is the manager of the Sponsor and the Argand Investor. The Sponsor is 100% owned by funds managed by Argand. Investment decisions made by Argand require the unanimous approval of its investment committee, which is comprised of Messrs. Morgan and Osman and Ms. Faust. The business address of Argand is 28 West 44th Street, Suite 501, New York, New York 10036.

(6)	Interests shown include (i) 28,750 shares of Company common stock converted from 28,750 founder shares at the Closing and (ii) 8,535 shares of Company common stock issued in exchange for 55,500 private placement warrants in connection with the Offer and Consent Solicitation.
(7)	Interests shown consist of (i) 1,000,000 shares of Company common stock held directly by Mr. Stevens and (ii) 11,005,275 shares of Company common stock held by BBCP Investors, LLC (“BBCP”). BBCP is wholly owned by PGP Investors, LLC (“PGP”). Mr. Stevens is the Manager of PGP, and as such, may be deemed to beneficially own the shares held by BBCP. Mr. Stevens disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The address of the business office of BBCP and PGP is 10250 Constellation Boulevard, Suite 2230, Los Angeles, CA 90067.
(8)	According to a Schedule 13G/A filed with the SEC on February 13, 2020, the interests shown consist of (i) 4,529,765 shares of Company common stock and (ii) 1,301,327 shares of Company common stock underlying public warrants. The warrants are subject to a 9.8% Blocker and cannot be exercised to the extent that it would cause the beneficial ownership percentage to rise about the 9.8% noted. The address of the business office of the Owl Creek Asset Management, L.P. is 640 Fifth Avenue, 20th Floor, New York, New York 10019.
(9)	According to a Schedule 13G filed with the SEC on February 12, 2020, the interests shown are owned by certain funds and managed accounts owned by ACK Asset Management LLC (“ACK”) and through ACK’s managing members, Richard Meisenberg and John Reilley. ACK owns no Shares directly. ACK maintains investment and/or voting power with respect to certain funds and managed accounts advised by it. Mr. Meisenberg and Mr. Reilly are the managing members of ACK and control ACK. Each of ACK, Mr. Meisenberg and Mr. Reilly disclaims beneficial ownership of any of these shares. The address of the business office of ACK, Mr. Meisenberg and Mr. Reilly is 2 Overhill Road, Suite 400, Scarsdale, NY, 10583.

Preferred Stock

As of February 28, 2020, there were 2,450,980 shares of the Company’s Series A Zero-Dividend Convertible Perpetual Preferred Stock (“Series A Preferred Stock”) issued and outstanding, which are convertible into shares of the Company’s common stock. As of February 28, 2020, Nuveen Alternatives Advisors, LLC owned all issued and outstanding shares of our Series A Preferred Stock.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, among others, to file an initial report of ownership of our common stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. The Company believes, based solely on a review of the copies of such forms in its possession and on written representations from reporting persons, that one transaction required to be filed under Section 16(a) was not timely filed during the fiscal year ended October 31, 2019. The Form 4 required to be filed by John M. Piecuch relating to his purchase of shares of the Company’s common stock in the open market was not timely filed, but was filed on February 27, 2020.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions since October 31, 2017 to which we were a party in which (i) the amount involved exceeded or will exceed the lesser of $120,000 of one percent (1%) of our average total assets at year end for the last two completed fiscal years and (ii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, any of the foregoing persons, who had or will have a direct or indirect material interest.

Private Placement Warrants

Concurrently with the closing of Industrea’s initial public offering (the “initial public offering”), the Sponsor purchased an aggregate of 11,100,000 private placement warrants at $1.00 per private placement warrant, generating gross proceeds of $11.1 million in the aggregate. On April 26, 2019, all of the private placement warrants were tendered for exchange pursuant to the Offer and Consent Solicitation. On April 29, 2019, the Company issued 1,707,175 shares of common stock in exchange for the tendered private placement warrants. As a result, as of the date of this Proxy Statement, there are no private placement warrants outstanding.

Related Party Loans

On October 9, 2018, Industrea issued a convertible promissory note to the Sponsor (the “Sponsor Convertible Note”), pursuant to which Industrea could borrow up to $1,500,000 from the Sponsor from time to time for working capital expenses. The Sponsor Convertible Note did not bear interest and all unpaid principal under the Sponsor Convertible Note was due and payable in full on the earlier of August 1, 2019 and the consummation of an initial business combination by Industrea. The Sponsor had the option to convert any amounts outstanding under the Sponsor Convertible Note, up to $1,500,000 in the aggregate, into warrants of the post-business combination entity to purchase shares of common stock at a conversion price of $1.00 per warrant. Immediately prior to the closing of the Business Combination, Industrea had drawn approximately $339,000 on the Sponsor Convertible Note. The Sponsor did not elect to convert the amounts outstanding into warrants and Industrea fully repaid the Sponsor Convertible Note upon consummation of the Business Combination

Administrative Support Agreement and Officer and Director Compensation

Industrea agreed to reimburse the Sponsor in an amount not to exceed $10,000 per month for office space, and secretarial and administrative services, commencing on July 27, 2017 through the earlier of Industrea’s consummation of an initial business combination or its liquidation.

In addition, Industrea agreed to pay each of its five independent directors $50,000 per year commencing July 26, 2017 through the earlier of its consummation of a business combination or liquidation.

Industrea recognized an aggregate of approximately $344,000 in expenses incurred in connection with the aforementioned arrangements with the related parties for the period from January 1, 2018 through December 5, 2018, and an aggregate of $159,140 for the period from April 7, 2017 (date of inception) through December 31, 2017.

Management Services Agreement

Brundage-Bone and Eco-Pan, Inc. (“Eco-Pan”) were parties to a management services agreement with an affiliate of Peninsula, pursuant to which such affiliate provides advisory, consultancy and other services in exchange for customary fees. Such agreement was terminated in connection with the consummation of the Business Combination.

Master Lease Agreement

Brundage-Bone is party to a master lease agreement pursuant to which it leases all of the real property used in its operations from a wholly-owned subsidiary of the Company. These leases were eliminated in consolidation.

Eco-Pan Facility Lease

Eco-Pan leases its facility in Pacific, Washington from an investor group in which Bruce Young, the Company’s Chief Executive Officer, holds an approximately 25% interest. The “triple net” lease provides for monthly rent of approximately $7,000, and the lease expires on August 31, 2023, with the term automatically extended to August 31, 2028 unless Eco-Pan notifies the landlord prior to August 31, 2022 of its intent not to occupy the facility after the initial term.

Camfaud Lease

Camfaud leases its facility in Essex, England from a trust the trustees of which include Tony Faud, the Company’s Managing Director — U.K., and members of his family. The lease provides for annual rent of £150,000, and the lease expires on September 29, 2022.

Employment Arrangements

Mark Young, the son of Bruce Young, is employed by Brundage-Bone as General Manager of Concrete Pumping Operations and for the fiscal year 2019, Mark Young’s salary was $181,538. Mark Young also received a bonus of $116,450, a car allowance of $12,000, and a bonus of $157,500 as part of the Business Combination for fiscal year 2019.

Brett Young, the son of Bruce Young, is employed by Brundage-Bone as Seattle Branch Manager and for the fiscal year 2019, Brett Young’s salary was $134,615. Brett Young also received a bonus of $32,400, a car allowance of $12,000, and a bonus of $57,502 as part of the Business Combination for fiscal year 2019.

Argand Subscription Agreement

In connection with the Business Combination, on September 7, 2018, the Company and Industrea entered into a subscription agreement with the Argand Investor (the “Argand Subscription Agreement”) for the purpose of funding the business combination consideration and paying the costs and expenses incurred in connection therewith and offsetting potential redemptions of public shares in connection with the Business Combination. Pursuant to the Argand Subscription Agreement, immediately prior to the Closing, Industrea issued to the Argand Investor an aggregate of 5,333,333 shares of Class A common stock at $10.20 per share, for an aggregate cash purchase price of $54.4 million, plus an additional 2,450,980 shares of Class A common stock at $10.20 per share, for an aggregate cash purchase price of $25.0 million, to offset redemptions of Industrea’s public shares in connection with the Business Combination. The shares of Industrea Class A common stock issued to the Argand Investor were exchanged on a one-for-one basis for shares of Company common stock at the Closing. The Company also agreed to provide certain registration rights with respect to the shares of Company common stock issued pursuant to the Argand Subscription Agreement.

Stockholders Agreement

In connection with the Business Combination, the Company, the CFLL Sponsor, the Argand Investor, certain former holders of CPH’s capital stock (“CPH stockholders”) and Industrea’s former independent directors entered into the Stockholders Agreement, which was subsequently amended on April 1, 2019. Pursuant to the Stockholders Agreement:

●

Subject to certain exceptions, the CFLL Sponsor has agreed not to transfer 4,403,325 founder shares until (A) March 6, 2020 or (B) earlier if (x) the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing May 5, 2019 or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of our common stock for cash, securities or other property;

●

Each CPH Management Holder (as defined therein) has agreed not to transfer any shares of our common stock acquired by such CPH Management Holder in connection with the Business Combination for a period commencing on December 6, 2018 and ending on (a) December 6, 2019 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing; (b) December 6, 2020 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing; and (c) December 6, 2021 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing;

●	Subject to certain exceptions, until March 6, 2020, CFLL Sponsor may not transfer 9,448,813 shares of our common stock held by it.

In addition, transfers of these securities are permitted in certain limited circumstances as set forth in the Stockholders Agreement, including with the prior written consent of our Board (with any director who has been designated to serve on our Board by or who is an affiliate of the requesting party abstaining from such vote) and to “affiliates,” as defined in the Stockholders Agreement.

In addition, pursuant to the terms of that certain rollover agreement, dated as of September 7, 2018, among the Company, CFLL Sponsor, Peninsula and the other parties thereto, Peninsula has exercised its right to designate three individuals to serve on our Board: one to serve as a Class I director, one to serve as a Class II director, and one to serve as a Class III director. Under the Stockholders Agreement, Peninsula has nomination rights with respect to: (i) one director for as long as Peninsula beneficially owns more than 5% and up to 15% of the issued and outstanding shares of our common stock as of December 6, 2018; (ii) two individuals for as long as Peninsula beneficially owns more than 15% and up to 25% of the issued and outstanding shares of our common stock as of December 6, 2018; and (iii) three directors for as long as Peninsula owns more than 25% of the issued and outstanding shares of our common stock as of December 6, 2018. If Peninsula’s beneficial ownership falls below one of these thresholds, Peninsula’s nomination right in respect of such threshold will permanently expire. On December 9, 2018, Peninsula designated and we appointed each of M. Brent Stevens, Matthew Homme and Raymond Cheesman to serve on our Board.

Pursuant to the Stockholders Agreement, we filed a registration statement covering the founder shares and the shares of common stock issued to the CPH stockholders at the Closing. In addition, these stockholders have certain demand and/or “piggyback” registration rights. We will bear certain expenses incurred in connection with the exercise of such rights.

Common Stock Issuance

On September 2, 2018, the Company issued 110,500 shares of common stock to Peninsula pursuant to certain anti-dilution rights in favor of Peninsula.

Side Letter with Nuveen

In connection with the Closing and the Preferred Stock Subscription Agreement (as defined below), on December 6, 2018, the Company entered into a letter agreement (the “Side Letter”) with Nuveen Alternatives Advisors, LLC, on behalf of one or more funds or accounts (“Nuveen”), which provides that (i) for so long as Nuveen owns an aggregate of 5% or more of the aggregate number of outstanding shares of Company common stock, including the stock into which the Series A Preferred Stock (as defined below) is convertible, and any securities into which the Company common stock may be reclassified, Nuveen will be entitled to designate one individual to serve as a non-voting board observer of the Board to attend all meetings of the Board; and (ii) Nuveen will have the right to purchase equity securities that are issued by the Company in any capital raising transaction that occurs after the Closing to the extent necessary to maintain Nuveen’s then-existing pro rata ownership in the Company on a fully diluted, as-converted basis.

Preferred Stock Subscription Agreement

On December 6, 2018, pursuant to that certain subscription agreement, dated as of September 7, 2018 (the “Preferred Stock Subscription Agreement”), by and between the Company and Nuveen, the Company issued to Nuveen 2,450,980 shares of the Company’s Series A Zero-Dividend Convertible Perpetual Preferred Stock (“Series A Preferred Stock”) at a price of $10.20 per share, for an aggregate cash purchase price of $25.0 million.

Indemnification Agreements

In connection with the Closing, the Company entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancements by the Company of certain expenses and costs relating to claims, suits or proceedings arising from his service to the Company or, at the Company’s request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

Participation in Equity Offering

On March 15, 2019, Certain of our directors and officers and significant stockholders and certain other investors identified by us purchased an aggregate of 3,980,166 shares of our common stock at the public offering price of $4.50 per share, from the underwriters in our primary offering of shares of our common stock, representing approximately 25% of the total shares issued in such offering.

MISCELLANEOUS

Stockholder Proposals for the 2021 Annual Meeting of Stockholders

In accordance with Rule 14a-8 of the Exchange Act (“Rule 14a-8”), any proposal of a stockholder intended to be included in our proxy statement for the 2021 Annual Meeting must be received by us no later than November 13, 2020, unless the date of our 2021 Annual Meeting of Stockholders is more than 30 days before or after April 22, 2021, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

A stockholder nomination of a person for election to our Board of Directors or a proposal for consideration at our 2020 Annual Meeting not intended to be included in our proxy statement pursuant to Rule 14a-8 must be submitted in accordance with the advance notice procedures and other requirements set forth in our Bylaws. Pursuant to our Bylaws, if a stockholder wishes to present such a nomination or proposal for consideration at an annual meeting, he or she must deliver written notice of the proposal to our Corporate Secretary no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. For our 2021 Annual Meeting, this notice must be received no earlier than the close of business on December 23, 2020, and no later than the close of business on January 22, 2021.

We will include your proposal in the proxy statement for the 2021 Annual Meeting if it is a proposal that we are required to include pursuant to the rules of the SEC. You should also review our Bylaws, which contain additional requirements about advance notice of and procedures for director nominations and stockholder proposals. All nominations and proposals should be sent to our corporate office and directed to our Corporate Secretary, Concrete Pumping Holdings, Inc., 500 E. 84th Avenue, Suite A-5, Thornton, Colorado 80229.

Expenses of Soliciting Proxies

Certain of our officers and employees may solicit proxies by mail, telephone, fax, e-mail or in person and will not receive any additional compensation for such efforts. We will pay all other costs associated with this Proxy Statement and the solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

Householding

Any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who share an address with another holder of our common stock are only being sent one set of proxy materials, unless such holders have provided contrary instructions. We will deliver promptly upon written or oral request a separate copy of these materials to any holder at a shared address to which a single copy of the proxy materials was delivered. If you wish to opt out of householding and receive a separate copy of these materials in the future or if you are receiving multiple copies and would like to receive a single copy, you may do so at any time prior to thirty (30) days before the mailing of the proxy materials (which typically will be in December of each year) by notifying us in writing at: Concrete Pumping Holdings, Inc., Attn: Corporate Secretary, 500 E. 84th Avenue, Suite A-5, Thornton, Colorado 80229 or by telephone at 303-289-7497.

Other Matters

We do not intend to bring before the Annual Meeting any matters other than the proposals specifically described above, and we know of no matters other than those to come before the Annual Meeting. If any other matters properly come before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of our management on such matters, including any matters dealing with the conduct of the Annual Meeting.

By Order of the Board of Directors,

David A.B. Brown Chairman of the Board of Directors

February 28, 2020

15652_Concrete_Pumping_Holdings_ProxyCard Front

**YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.**

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

# CONCRETE PUMPING HOLDINGS, INC.

**Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on April 21, 2020.**

**INTERNET/MOBILE – www.cstproxyvote.com**
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

**MAIL –** Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

**PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.**

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

**PROXY**

Please mark your votes like this **X**

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTING THE FOUR NOMINEES TO THE BOARD OF DIRECTORS, AND "FOR "PROPOSAL 2.**

1. To elect the four Class II Director nominees:
   (1) Brian Hodges
   (2) John M. Piecuch
   (3) Howard D. Morgan
   (4) Raymond Cheesman

| FOR all Nominees listed to the left | WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) |
|---|---|
| ☐ | ☐ |

| FOR | AGAINST | ABSTAIN |
|---|---|---|
| ☐ | ☐ | ☐ |

**(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)**

CONTROL NUMBER

**Signature**____________________________ **Signature, if held jointly**____________________________ **Date**__________, **2020.**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

15652_Concrete_Pumping_Holdings_ProxyCard Back

## The Proxy Statement and our 2019 Annual Report to Stockholders are available at https://www.cstproxy.com/concretepumpingholdings/2020

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

**PROXY**

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**

# CONCRETE PUMPING HOLDINGS, INC.

The undersigned appoints Bruce Young and Iain Humphries, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of CONCRETE PUMPING HOLDINGS, INC. held of record by the undersigned at the close of business on February 28, 2020 at the Annual Meeting of Stockholders of CONCRETE PUMPING HOLDINGS, INC. to be held on Wednesday, April 22, 2020 at 10:00 a.m. (ET), at Concrete Pumping Holdings, Inc.'s corporate office located at 500 E. 84th Avenue, Suite A-5, Thornton, Colorado 80229., or at any adjournment or postponement thereof.

**THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE FOUR NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON(S) NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.**

**(Continued, and to be marked, dated and signed, on the other side)**